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                                                         Option #000---

                       IMCLONE SYSTEMS INCORPORATED

                            STOCK OPTION UNDER

                      1996 INCENTIVE STOCK OPTION PLAN


     1.  This Stock Option for a total of ______shares of Common
Stock of ImClone Systems Incorporated, a Delaware corporation (the "Company"), is hereby granted to __________ (the "Optionee") at the price determined as provided in, and in all respects subject to the terms and provisions of, the 1996 Incentive Stock Option Plan (the "Plan") adopted by the Company as amended, which is incorporated by reference herein. This Option is intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended.

     2. The option price is $_____ per share, being 100% of the fair market value, as determined by the Stock Option Committee, of the Common Stock on the Date of Grant of this Option.

     3. This Option may not be exercised if the grant of this Option or the issuance of shares upon the exercise thereof would constitute a violation of any applicable Federal or State securities law, or any other law or governmental regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     4. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution, or pursuant to a qualified domestic relations order ("QDRO") as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. During the Participant's lifetime, options shall be exercised only by such Participant, such Participant's guardian or legal representative, or such Participant's transferee pursuant to a QDRO. The terms of this Option shall be blinding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     5. This Option shall be exercisable cumulatively, subject to the provisions of the Plan, as follows:

          (a) 25% of the shares on or after each of the first, second, third and fourth anniversaries of the Date of the Grant.

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     6.  This Option may not be exercised more than ten years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     7. By acceptance of this Option, the holder of this Option agrees, on behalf of the holder and such holder's heirs, executors, administrators and assigns that, in connection with any underwritten public offering of shares of Common Stock, the holder and the holder's heirs, executors, administrators and assigns will enter into such restrictions on the sale or transfer of the shares of Common Stock issuable upon exercise of this Option as the Company and any underwriter(s) for such offering may reasonably request in order to facilitate the offer, sale and distribution of securities of the Company in connection with such offering, whether or not this option has been exercised at the time of such offering.

                                   ImClone Systems Incorporated


                                   ____________________________

Date of Grant:


Attest:  _________________

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     Optionee acknowledges receipt of a copy of this Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts this Option, subject to all the terms and provisions thereof, except as otherwise stated in the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Stock Option Committee, or Board of Directors, as applicable upon any questions arising under the Plan.


                                    _________________________
                                            Optionee


Optionee Name (Print):
IncentiveStock Option No:
Date: